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                                                                   EXHIBIT 10.53




May 1, 2004



Mr. Richard Bacon
Post Riverside Apts
4447 Northside Parkway, NW
Apt. 321
Atlanta, GA  30327

Dear Rick:

This letter confirms our agreement with you regarding an amendment to your employment agreement and is effective May 1, 2004. The other terms and conditions of your employment agreement remain unchanged.

"When you are working in London, PRG-Schultz will pay you $75 per day to defray the costs of using your apartment as a base in additional to meals and transport expenses. The per diem will not apply when you are working elsewhere in Europe and/or when regular expense policies apply."

"If you are terminated by the Company without cause or for Good Reason (as described in Section 7b of your employment letter), the Company will pay for the repatriation of you and your spouse and the transport of household effects back to your home country (the United Kingdom) subject to applicable taxes. This repatriation does not include any compensation for the sale or purchase of real estate."

Sincerely,

/s/ Maria A. Neff

Maria A. Neff
EVP Human Resources